Pricing Supplement dated July 23, 2026 (To the Prospectus dated May 15, 2025, the Prospectus Supplement dated May 15, 2025 and the Underlying Supplement dated May 15, 2025)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-287303
$14,130,000 Fixed Coupon Buffered Notes due December 29, 2027 Linked to the Lesser Performing of the iShares® MSCI EAFE ETF and the Nasdaq-100 Index® Global Medium-Term Notes, Series A

Unlike ordinary debt securities, the Notes do not guarantee the return of the full principal amount at maturity. The Notes provide a Fixed Coupon on each Coupon Payment Date. Investors should be willing to forgo dividend payments and, if the Final Underlier Value of any Underlier is less than its Buffer Value, be willing to lose some or all of their principal at maturity. Investors will be exposed to the market risk of each Underlier and any decline in the value of one Underlier may negatively affect their return and will not be offset or mitigated by a lesser decline or any potential increase in the value of the other Underlier.

KEY TERMS*

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	July 23, 2026. With respect to each Underlier, the Initial Underlier Value is the Closing Value of that Underlier on July 22, 2026 and is not the Closing Value of that Underlier on the Initial Valuation Date.
Issue Date:	July 28, 2026
Final Valuation Date:†	December 23, 2027
Maturity Date:†	December 29, 2027
Reference Assets:	The iShares® MSCI EAFE ETF (the “EFA Fund”) and the Nasdaq-100 Index® (the “NDX Index”) (each, an “Underlier” and together, the “Underliers”), as set forth in the following table:
Underliers	Bloomberg Ticker	Initial Underlier Value(1)	Buffer Value(2)
EFA Fund	EFA<Equity>	$104.25	$83.40
NDX Index	NDX<Index>	28,998.10	23,198.48
(1) With respect to each Underlier, the Closing Value of that Underlier on July 22, 2026. The Initial Underlier Value for each Underlier is not the Closing Value of that Underlier on the Initial Valuation Date.
(2) With respect to each Underlier, 80.00% of its Initial Underlier Value (rounded to two decimal places)
Fixed Coupon:

$7.292 per $1,000 principal amount Note (based on a rate of 8.75% per annum or 0.7292% per month, rounded to four decimal places, if applicable)

You will receive a Fixed Coupon on each Coupon Payment Date.

Payment at Maturity:

You will receive on the Maturity Date a cash payment per $1,000 principal amount Note determined as follows:

▪

If the Final Underlier Value of the Lesser Performing Underlier is greater than or equal to its Buffer Value, you will receive a payment of $1,000 per $1,000 principal amount Note plus the Fixed Coupon otherwise due

▪

If the Final Underlier Value of the Lesser Performing Underlier is less than its Buffer Value, you will receive an amount per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × (Underlier Return of the Lesser Performing Underlier + Buffer Percentage) × Downside Leverage Factor] plus the Fixed Coupon otherwise due

If the Final Underlier Value of any Underlier is less than its Buffer Value, your Notes will be exposed on a leveraged basis to the decline of the Lesser Performing Underlier in excess of the Buffer Percentage from its Initial Underlier Value and you will lose some or all of your principal at maturity. Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Buffer Percentage:	20.00%
Downside Leverage Factor:	1.25
Consent to U.K. Bail-in Power:	Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-4 of this pricing supplement.

(Terms of the Notes continue on the next page)

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.00%	100.00%
Total	$14,130,000	$14,130,000	$0	$14,130,000
(1)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $991.10 per $1,000 principal amount Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-5 of this pricing supplement.
(2)	Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-9 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

(Terms of the Notes continued from previous page)

Final Underlier Value:	With respect to each Underlier, the Closing Value of that Underlier on the Final Valuation Date
Lesser Performing Underlier:	The Underlier with the lower Underlier Return
Underlier Return:	With respect to each Underlier, an amount calculated as follows: Final Underlier Value – Initial Underlier Value Initial Underlier Value
Coupon Payment Dates:†	August 28, 2026, September 28, 2026, October 28, 2026, November 27, 2026, December 28, 2026, January 28, 2027, February 26, 2027, March 25, 2027, April 26, 2027, May 27, 2027, June 28, 2027, July 28, 2027, August 27, 2027, September 28, 2027, October 28, 2027, November 29, 2027 and the Maturity Date
Closing Value:	With respect to the NDX Index, Closing Value has the meaning assigned to “closing level” set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement. With respect to the EFA Fund, Closing Value has the meaning assigned to “closing price” set forth under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC
Additional Terms:	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
CUSIP / ISIN:	06749J5W7 / US06749J5W70

*	The Underliers and the terms of the Notes are subject to adjustment by the Calculation Agent and the Maturity Date may be accelerated, in each case under certain circumstances as set forth in the accompanying prospectus supplement. See “Selected Risk Considerations—Risks Relating to the Underliers” below.

†	Subject to postponement in certain circumstances, as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Equity Index as a Reference Asset,” “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund That Holds Equity Securities as a Reference Asset,” “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds, Equity Indices and/or Equity Futures Indices” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated May 15, 2025, as supplemented by the prospectus supplement dated May 15, 2025 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part, and the underlying supplement dated May 15, 2025. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated May 15, 2025:

http://www.sec.gov/Archives/edgar/data/312070/000119312525120720/d925982d424b2.htm

•	Prospectus Supplement dated May 15, 2025:

http://www.sec.gov/Archives/edgar/data/312070/000095010325006051/dp228678_424b2-prosupp.htm

•	Underlying Supplement dated May 15, 2025:

http://www.sec.gov/Archives/edgar/data/312070/000095010325006053/dp228705_424b2-underl.htm

Our SEC file number is 1–10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

consent to u.k. bail-in power

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes of such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or the amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

Selected Purchase Considerations

The Notes are not appropriate for all investors. The Notes may be an appropriate investment for you if all of the following statements are true:

•	You understand and accept that you will not participate in any appreciation of any Underlier, which may be significant, and that your potential return on the Notes is limited to the Fixed Coupons paid on the Notes.

•	You can tolerate a loss of some or all of your principal amount, and you are willing and able to make an investment that may have the full downside market risk of an investment in the Lesser Performing Underlier.

•	You do not anticipate that the Final Underlier Value of any Underlier will fall below its Buffer Value.

•	You are willing and able to accept the individual market risk of each Underlier and understand that any decline in the value of one Underlier will not be offset or mitigated by a lesser decline or any potential increase in the value of the other Underlier.

•	You understand and accept the risks that you will lose some or all of your principal at maturity if the Final Underlier Value of any Underlier is less than its Buffer Value.

•	You understand and accept the risk that the payment at maturity, if any, will be based solely on the Underlier Return of the Lesser Performing Underlier.

•	You understand and are willing and able to accept the risks associated with an investment linked to the performance of the Underliers.

•	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the EFA Fund or the securities composing or held by the Underliers, nor will you have any voting rights with respect to the EFA Fund or the securities composing or held by the Underliers.

•	You can tolerate fluctuations in the price of the Notes that may be similar to or exceed the downside fluctuations in the value of the Underliers.

•	You do not seek an investment for which there will be an active secondary market, and you are willing and able to hold the Notes to maturity.

•	You are willing and able to assume our credit risk for all payments on the Notes.

•	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Notes may not be an appropriate investment for you if any of the following statements are true:

•	You seek an investment that participates in the full appreciation of any or all of the Underliers rather than an investment with a return that is limited to the Fixed Coupons paid on the Notes.

•	You seek an investment that provides for the full repayment of principal at maturity, and/or you are unwilling or unable to accept the risk that you may lose some or all of the principal amount of your Notes in the event that the Final Underlier Value of the Lesser Performing Underlier falls below its Buffer Value.

•	You anticipate that the Final Underlier Value of at least one Underlier will fall below its Buffer Value.

•	You are unwilling or unable to accept the individual market risk of each Underlier and/or do not understand that any decline in the value of one Underlier will not be offset or mitigated by a lesser decline or any potential increase in the value of the other Underlier.

•	You do not understand and/or are unwilling or unable to accept the risks associated with an investment linked to the performance of the Underliers.

•	You are unwilling or unable to accept the risk that the negative performance of any Underlier may cause you to lose some or all of your principal at maturity, regardless of the performance of the other Underlier.

•	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the EFA Fund or the securities composing or held by the Underliers.

•	You cannot tolerate fluctuations in the price of the Notes that may be similar to or exceed the downside fluctuations in the value of the Underliers.

•	You seek an investment for which there will be an active secondary market, and/or you are unwilling or unable to hold the Notes to maturity.

•	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

•	You are unwilling or unable to assume our credit risk for all payments on the Notes.

•	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the appropriateness of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus, the prospectus supplement and the underlying supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the appropriateness of the Notes for investment.

Hypothetical EXAMPLES OF AMOUNTS PAYABLE at Maturity

The following table illustrates the hypothetical payment at maturity under various circumstances. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪	Hypothetical Initial Underlier Value of each Underlier: 100.00*

▪	Hypothetical Buffer Value for each Underlier: 80.00 (80.00% of the hypothetical Initial Underlier Value set forth above)*

*	The hypothetical Initial Underlier Value of 100.00 and the hypothetical Buffer Value of 80.00 for each Underlier have been chosen for illustrative purposes only and do not represent the actual Initial Underlier Values or Buffer Values for the Underliers. The actual Initial Underlier Value and Buffer Value for each Underlier are set forth on the cover of this pricing supplement.

For information regarding recent values of the Underliers, please see “Information Regarding the Underliers” in this pricing supplement.

Final Underlier Value of the Lesser Performing Underlier	Underlier Return of the Lesser Performing Underlier	Payment at Maturity**
150.00	50.00%	$1,000.00
140.00	40.00%	$1,000.00
130.00	30.00%	$1,000.00
120.00	20.00%	$1,000.00
110.00	10.00%	$1,000.00
100.00	0.00%	$1,000.00
90.00	-10.00%	$1,000.00
85.00	-15.00%	$1,000.00
80.00	-20.00%	$1,000.00
70.00	-30.00%	$875.00
60.00	-40.00%	$750.00
50.00	-50.00%	$625.00
40.00	-60.00%	$500.00
30.00	-70.00%	$375.00
20.00	-80.00%	$250.00
10.00	-90.00%	$125.00
0.00	-100.00%	$0.00

**        per $1,000 principal amount Note, excluding the final Fixed Coupon payable on the Maturity Date

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The Final Underlier Value of the EFA Fund is $150.00 and the Final Underlier Value of the NDX Index is 130.00.

Because the NDX Index has the lower Underlier Return, the NDX Index is the Lesser Performing Underlier. Because the Final Underlier Value of the Lesser Performing Underlier is greater than or equal to its Buffer Value, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Fixed Coupon otherwise due).

Example 1 demonstrates that you will not participate in any appreciation in the value of any Underlier. Even though each Underlier appreciated significantly, the payment at maturity is limited to $1,000 per $1,000 principal amount Note that you hold (plus the Fixed Coupon otherwise due).

Example 2: The Final Underlier Value of the EFA Fund is $85.00 and the Final Underlier Value of the NDX Index is 140.00.

Because the EFA Fund has the lower Underlier Return, the EFA Fund is the Lesser Performing Underlier. Because the Final Underlier Value of the Lesser Performing Underlier is greater than or equal to its Buffer Value, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Fixed Coupon otherwise due).

Example 3: The Final Underlier Value of the EFA Fund is $80.00 and the Final Underlier Value of the NDX Index is 40.00.

Because the NDX Index has the lower Underlier Return, the NDX Index is the Lesser Performing Underlier. Because the Final Underlier Value of the Lesser Performing Underlier is less than its Buffer Value, you will receive a payment at maturity of $500.00 per $1,000 principal amount Note that you hold (plus the Fixed Coupon otherwise due), calculated as follows:

$1,000 + [$1,000 × (Underlier Return of the Lesser Performing Underlier + Buffer Percentage) × Downside Leverage Factor] plus the Fixed Coupon otherwise due

$1,000 + [$1,000 × (-60.00% + 20.00%) × 1.25] = $500.00 plus the Fixed Coupon otherwise due

Example 3 demonstrates that, if the Final Underlier Value of the Lesser Performing Underlier is less than its Buffer Value, your investment in the Notes will be exposed on a leveraged basis to the decline of the Lesser Performing Underlier in excess of the Buffer Percentage from its Initial Underlier Value. You will not benefit in any way from the Underlier Return of the other Underlier being higher than the Underlier Return of the Lesser Performing Underlier.

You may lose up to 100.00% of the principal amount of your Notes. Any payment on the Notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underliers or their components. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Notes Generally

•	Your Investment in the Notes May Result in a Significant Loss—The Notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Notes at maturity. If the Final Underlier Value of the Lesser Performing Underlier is less than its Buffer Value, your Notes will be exposed on a leveraged basis to the decline of the Lesser Performing Underlier in excess of the Buffer Percentage from its Initial Underlier Value. You may lose up to 100.00% of the principal amount of your Notes.

•	Your Potential Return on the Notes Is Limited to the Fixed Coupons, and You Will Not Participate in Any Appreciation of Any Underlier—The potential positive return on the Notes is limited to the Fixed Coupons payable during the term of the Notes. You will not participate in any appreciation in the value of any Underlier, which may be significant, even though you will be exposed on a leveraged basis to the depreciation in the value of the Lesser Performing Underlier in excess of the Buffer Percentage from its Initial Underlier Value if the Final Underlier Value of the Lesser Performing Underlier is less than its Buffer Value.

•	Because the Notes Are Linked to the Lesser Performing Underlier, You Are Exposed to Greater Risks of Sustaining a Significant Loss of Principal at Maturity Than If the Notes Were Linked to a Single Underlier—The risk that you will lose some or all of your principal amount in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Underlier. With multiple Underliers, it is more likely that the Closing Value of at least one Underlier will be less than its Buffer Value on the Final Valuation Date, and therefore, it is more likely that you will suffer a loss of some or all of your principal at maturity. Further, the performance of the Underliers may not be correlated or may be negatively correlated. The lower the correlation between multiple Underliers, the greater the potential for one of those Underliers to close below its Buffer Value on the Final Valuation Date.

It is impossible to predict what the correlation among the Underliers will be over the term of the Notes. The Underliers represent different equity markets. These different equity markets may not perform similarly over the term of the Notes.

Although the correlation of the Underliers’ performance may change over the term of the Notes, the Fixed Coupon rate is determined, in part, based on the correlation of the Underliers’ performance calculated using our internal models at the time when the terms of the Notes are finalized. A higher Fixed Coupon is generally associated with lower correlation of the Underliers, which reflects a greater potential for a loss of principal at maturity.

•	You Are Exposed to the Market Risk of Each Underlier—Your return on the Notes is not linked to a basket consisting of the Underliers. Rather, it will be contingent upon the independent performance of each Underlier. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each Underlier. Poor performance by any Underlier over the term of the Notes may negatively affect your return and will not be offset or mitigated by any increases or lesser declines in the value of the other Underlier. If the Final Underlier Value of any Underlier is less than its Buffer Value, you will be exposed on a leveraged basis to the decline of the Lesser Performing Underlier in excess of the Buffer Percentage from its Initial Underlier Value. Accordingly, your investment is subject to the market risk of each Underlier.

•	Any Payment on the Notes (Other Than Fixed Coupons) Will Be Determined Based on the Closing Values of the Underliers on the Dates Specified—Any payment on the Notes (other than Fixed Coupons) will be determined based on the Closing Values of the Underliers on the dates specified. You will not benefit from any more favorable values of the Underliers determined at any other time.

•	Contingent Repayment of the Principal Amount Applies Only at Maturity—You should be willing to hold your Notes to maturity. If you sell your Notes prior to such time in the secondary market, if any, you may have to sell your Notes at a price that is less than the principal amount even if at that time the value of each Underlier has increased from its Initial Underlier Value. See “—Risks Relating to the Estimated Value of the Notes and the Secondary Market—Many Economic and Market Factors Will Impact the Value of the Notes” below.

•	The Notes Are Subject to Volatility Risk—Volatility is a measure of the degree of variation in the price of an asset (or level of an index) over a period of time. The Fixed Coupon is determined based on a number of factors, including the expected volatility of the Underliers. The Fixed Coupon will be paid at a per annum rate that is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and is higher than it otherwise would be if the level of expected volatility of the Underliers taken into account in determining the terms of the Notes were lower. As volatility of an Underlier increases, there will typically be a greater likelihood that the Final Underlier Value of that Underlier will be less than its Buffer Value.

Accordingly, you should understand that a higher Fixed Coupon reflects, among other things, an indication of a greater likelihood that you will incur a loss of principal at maturity than would have been the case had the Fixed Coupon been lower. In addition, actual volatility over the term of the Notes may be significantly higher than expected volatility at the time the terms of the Notes were determined. If actual volatility is higher than expected, you will face an even greater risk that you will lose some or all of your principal at maturity for the reasons described above.

•	Owning the Notes Is Not the Same as Owning the EFA Fund or the Securities Composing or Held by the Underliers—The return on the Notes may not reflect the return you would realize if you actually owned the EFA Fund or the securities composing or held by the Underliers. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the EFA Fund or the securities composing or held by the Underliers would have.

•	Tax Treatment—Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Tax Considerations” below.

Risks Relating to the Issuer

•	Credit of Issuer—The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes, and in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underliers

•	The NDX Index Reflects the Price Return of the Securities Composing the NDX Index, Not the Total Return—The return on the Notes is based, in part, on the performance of the NDX Index, which reflects changes in the market prices of the securities composing the NDX Index. The NDX Index is not a “total return” index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing the NDX Index. Accordingly, the return on the Notes will not include such a total return feature.

•	Adjustments to the NDX Index Could Adversely Affect the Value of the Notes—The sponsor of the NDX Index may add, delete, substitute or adjust the securities composing the NDX Index or make other methodological changes to the NDX Index that could affect its performance. The Calculation Agent will calculate the value to be used as the Closing Value of the NDX Index in the event of certain material changes in or modifications to the NDX Index. In addition, the sponsor of the NDX Index may also discontinue or suspend calculation or publication of the NDX Index at any time. Under these circumstances, the Calculation Agent may select a successor index that the Calculation Agent determines to be comparable to the NDX Index or, if no successor index is available, the Calculation Agent will determine the value to be used as the Closing Value of the NDX Index. Any of these actions could adversely affect the value of the NDX Index and, consequently, the value of the Notes. See “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

•	There Are Risks Associated with Investments in Securities Linked to the Value of Non-U.S. Equity Securities with Respect to the NDX Index—Some of the equity securities composing the NDX Index are issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities, such as the Notes, involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

•	There Are Risks Associated with Investments in Securities Linked to the Value of Non-U.S. Equity Securities in Non-U.S. Securities Markets with Respect to the EFA Fund—The equity securities composing the EFA Fund are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the Notes, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

•	The Value of the EFA Fund Is Subject to Currency Exchange Risk with Respect to the U.S. Dollar and the Non-U.S. Currencies Represented in the EFA Fund—Because the securities included in the EFA Fund are denominated in non-U.S. currencies and are converted into U.S. dollars for purposes of calculating the value of the EFA Fund, the value of the EFA Fund will be exposed to the currency exchange rate risk with respect to each of those non-U.S. currencies relative to the U.S. dollar. An investor’s net exposure will depend on the extent to which each of those non-U.S. currencies strengthens or weakens against the U.S. dollar and the relative weight of the securities denominated in those non-U.S. currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those non-U.S. currencies, the value of the EFA Fund will be adversely affected and any payments on the Notes determined based in part on the EFA Fund may be reduced.

Exchange rate movements for a particular currency are volatile and are the result of numerous factors, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. Of particular importance to potential currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments between the countries represented in the EFA Fund and the United States; and

o	the extent of governmental surpluses or deficits in the countries represented in the EFA Fund and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the EFA Fund, the United States and other countries important to international trade and finance.

•	Certain Features of the EFA Fund Will Impact the Value of the Notes—The performance of the EFA Fund will not fully replicate the performance of the Underlying Index (as defined below), and the EFA Fund may hold securities or other assets not included in the Underlying Index. The value of the EFA Fund is subject to:

o	Management risk. This is the risk that the investment strategy for the EFA Fund, the implementation of which is subject to a number of constraints, may not produce the intended results. The EFA Fund’s investment adviser may have the right to use a portion of the EFA Fund’s assets to invest in shares of equity securities that are not included in the Underlying Index. The EFA Fund is not actively managed, and the EFA Fund’s investment adviser will generally not attempt to take defensive positions in declining markets.

o	Derivatives risk. The EFA Fund may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the EFA Fund’s losses may be greater than if the EFA Fund invested only in conventional securities.

o	Transaction costs and fees. Unlike the Underlying Index, the EFA Fund will reflect transaction costs and fees that will reduce its performance relative to the Underlying Index.

Generally, the longer the time remaining to maturity, the more the market price of the Notes will be affected by the factors described above. In addition, the EFA Fund may diverge significantly from the performance of the Underlying Index due to differences in trading hours between the EFA Fund and the securities composing the Underlying Index or other circumstances. During periods of market volatility, the component securities held by the EFA Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the EFA Fund and the liquidity of the EFA Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the EFA Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the EFA Fund. As a result, under these circumstances, the market value of the EFA Fund may vary substantially from the net asset value per share of the EFA Fund. Because the Notes are linked to the performance of the EFA Fund and not the Underlying Index, the return on your Notes may be less than that of an alternative investment linked directly to the Underlying Index.

•	Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments—The Calculation Agent may in its sole discretion make adjustments affecting the amounts payable on the Notes upon the occurrence of certain events that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of the EFA Fund. However, the Calculation Agent might not make such adjustments in response to all events that could affect the shares of the EFA Fund. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the

Notes. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Anti-dilution Adjustments” in the accompanying prospectus supplement.

•	Adjustments to the EFA Fund or the Underlying Index Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated—The investment adviser of the EFA Fund may add, delete or substitute the component securities held by the EFA Fund or make changes to its investment strategy, and the sponsor of the Underlying Index may add, delete, substitute or adjust the securities composing the Underlying Index or make other methodological changes to the Underlying Index that could affect its performance. In addition, if the shares of the EFA Fund are de-listed or if the EFA Fund is liquidated or otherwise terminated, the Calculation Agent may select a successor fund that the Calculation Agent determines to be comparable to the EFA Fund or, if no successor fund is available, the Maturity Date of the Notes will be accelerated for a payment determined by the Calculation Agent. Any of these actions could adversely affect the value of the EFA Fund and, consequently, the value of the Notes. Any amount payable upon acceleration could be significantly less than the amount(s) that would be due on the Notes if they were not accelerated. However, if we elect not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Discontinuance of an Exchange-Traded Fund” in the accompanying prospectus supplement.

•	We May Accelerate the Notes If a Change-in-Law Event Occurs—Upon the occurrence of legal or regulatory changes that may, among other things, prohibit or otherwise materially restrict persons from holding the Notes or an Underlier or its components, or engaging in transactions in them, the Calculation Agent may determine that a change-in-law event has occurred and accelerate the Maturity Date for a payment determined by the Calculation Agent in its sole discretion. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly, by the occurrence of those legal or regulatory changes. See “Terms of the Notes—Change-in-Law Events” in the accompanying prospectus supplement.

•	Historical Performance of the Underliers Should Not Be Taken as Any Indication of the Future Performance of the Underliers Over the Term of the Notes—The value of each Underlier has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of an Underlier is not an indication of the future performance of that Underlier over the term of the Notes. The historical correlation between the Underliers is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Underliers individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of any Underlier.

Risks Relating to Conflicts of Interest

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underliers or their components. In any such market making, trading and hedging activity, and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underliers and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including those described in the accompanying prospectus supplement and under “—Risks Relating to the Underliers” above. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o	the values and expected volatility of the Underliers;

o	correlation (or lack of correlation) of the Underliers;

o	the time to maturity of the Notes;

o	dividend rates on the EFA Fund and the components of each Underlier;

o	interest and yield rates in the market generally;

o	a variety of economic, financial, political, regulatory or judicial events;

o	supply and demand for the Notes;

o	the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the securities composing the EFA Fund trade; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	The Estimated Value of Your Notes Is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might Be Lower If Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely Be Lower Than the Initial Issue Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy the Notes in the Secondary Market and the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which

Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

Information Regarding the UNDERLIERS

iShares® MSCI EAFE ETF

According to publicly available information, the EFA Fund is an exchange-traded fund of iShares® Trust, a registered investment company, that seeks to track the investment results, before fees and expenses, of an index composed of large- and mid-capitalization developed market equities, excluding the United States and Canada, which is currently the MSCI EAFE® Index (the “Underlying Index”). The Underlying Index is a free float-adjusted market capitalization index that is designed to measure the equity market performance of the large- and mid-cap segments of certain developed markets, excluding the United States and Canada. For more information about the EFA Fund, see “Exchange-Traded Funds—The iShares® ETFs” in the accompanying underlying supplement.

Historical Performance of the EFA Fund

The graph below sets forth the historical performance of the EFA Fund based on the daily Closing Values from January 4, 2021 through July 22, 2026. We obtained the Closing Values shown in the graph below from Bloomberg Professional® service (“Bloomberg”). We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The Closing Values below may reflect adjustments in response to certain actions, such as stock splits and reverse stock splits.

Historical Performance of the iShares® MSCI EAFE ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Nasdaq-100 Index®

The NDX Index is a modified market capitalization-weighted index that is designed to measure the performance of 100 of the largest non-financial companies listed on The Nasdaq Stock Market. For more information about the NDX Index, see “Indices—The Nasdaq-100 Index®” in the accompanying underlying supplement, as supplemented by the following updated information.

Nasdaq, Inc. (“Nasdaq”), the index sponsor of the NDX Index, recently implemented several changes to the methodology of the NDX Index, including changes to how market capitalization is determined for purposes of constituent selection and weighting, the introduction of an expedited “Fast Entry” process for certain large companies, the removal of the minimum free float requirement and the introduction of a cap on the share count used to determine the weight of low-float securities. These changes became effective on May 1, 2026 (with certain constituent and rebalancing adjustments first implemented during the June 2026 quarterly review). The information set forth below supersedes the information regarding the NDX Index included in the accompanying underlying supplement to the extent it is inconsistent.

For purposes of selecting the constituents of the NDX Index, Nasdaq now uses “Full Market Capitalization.” For companies represented by an American depositary receipt (“ADR”) that serves as a company’s primary global listing (a “Primary ADR”) and for direct (non-ADR) listings, Full Market Capitalization includes both listed and unlisted shares; for companies represented by an ADR where the underlying shares serve as the company’s primary global listing and are listed on a foreign market (a “Non-Primary ADR”), Full Market Capitalization is based on the value of the listed depositary shares only, and foreign-listed underlying shares and unlisted shares are excluded. For purposes of weighting the constituents of the NDX Index, Nasdaq uses “Modified Market Capitalization,” which takes into account only eligible listed share classes and disregards foreign-listed and unlisted shares.

In addition, there is no longer a minimum free float requirement for inclusion in the NDX Index, although, for purposes of determining Modified Market Capitalization, each low-float security’s share count is limited to the lesser of (i) its reported Total Shares Outstanding (“TSO”), or listed ADR shares in the case of an ADR, and (ii) three times the number of its free-floating shares or free-floating ADR shares, as applicable. Other than as a direct result of corporate actions, the NDX Index also no longer implements ad-hoc intra-quarter adjustments to a security’s TSO between scheduled rebalancing events.

The updated methodology also allows newly eligible securities (both initial public offerings and securities that have recently switched to an eligible exchange) to be added to the NDX Index on an expedited basis through a “Fast Entry” process if their Full Market Capitalization would rank within the top 40 current index constituents and they satisfy the applicable eligibility criteria. A Fast Entry inclusion will not require the removal of another security and may temporarily increase the number of constituents of the NDX Index above 100.

In addition, the updated methodology provides for quarterly reviews in March, June and September, during which index shares are adjusted for changes in TSO, index shares of low-float securities are adjusted to reflect changes in float, constituents that are ranked outside the top 125 by Full Market Capitalization are removed and, if necessary, replaced, and certain additional companies whose Full Market Capitalization ranks within the top 40 of current index constituents may be added without requiring a corresponding removal. Securities added to the NDX Index between annual reconstitutions, including through the Fast Entry process, as intra-quarter replacements or as part of a March, June or September rebalance, will have their initial weights determined using a linear interpolation process based on Modified Market Capitalization ranking.

Historical Performance of the NDX Index

The graph below sets forth the historical performance of the NDX Index based on the daily Closing Values from January 4, 2021 through July 22, 2026. We obtained the Closing Values shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Historical Performance of the Nasdaq-100 Index®

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Tax Considerations

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Put Options and Deposits” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Notes. Our special tax counsel believes that it is reasonable to treat a Note for U.S. federal income tax purposes as a put option (the “Put Option”) written by you to us with respect to the Underliers, secured by a cash deposit equal to the initial issue price of the Note (the “Deposit”), as shown below. If this treatment is respected, only a portion of each coupon payment will be attributable to interest on the Deposit; the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”). By purchasing the Notes, you agree to treat the Notes for U.S. federal income tax purposes consistently with the treatment and allocation as described above. We will follow this approach in determining our information reporting responsibilities, if any.

Assuming the treatment and allocation described above are respected, interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to the taxable disposition of the Notes (including redemption at maturity). Assuming that you are an initial purchaser of Notes purchasing the Notes at the initial issue price for cash, (i) if your Notes are held to maturity and the Put Option expires unexercised (i.e., you receive a cash payment—not including the final coupon payment—at maturity equal to the amount of the Deposit), you will recognize short-term capital gain in an amount equal to the total Put Premium received, and (ii) if, instead, the Put Option is deemed to be exercised at maturity (i.e., you receive a cash payment at maturity—not including the final coupon payment—that is less than the amount of the Deposit), you will recognize short-term capital gain or loss in an amount equal to the difference between (x) the total Put Premium received and (y) the cash settlement value of the Put Option (i.e., the amount of the Deposit minus the cash you receive at maturity, not including the final coupon payment).

There are, however, other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt for the Notes, in which case the timing and character of your income or loss could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on a number of issues, the most relevant of which for investors in the Notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice. Purchasers who are not initial purchasers of Notes at the initial issue price should also consult their tax advisors with respect to the tax consequences of an investment in the Notes, including possible alternative treatments, as well as the allocation of the purchase price of the Notes between the Deposit and the Put Option.

The discussions above and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

Consistent with the position described above, below are the portions of each coupon payment that we intend, in determining our reporting responsibilities (if any), to treat as attributable to interest on the Deposit and to Put Premium:

Coupon Payment rate per Annum	Interest on Deposit per Annum	Put Premium per Annum
8.75%	4.96%	3.79%

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “agent”), and the agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The agent commits to take and pay for all of the Notes, if any are taken.

VALIDITY OF THE NOTES

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been issued by Barclays Bank PLC pursuant to the indenture, the trustee has made, in accordance with instructions from Barclays Bank PLC, appropriate entries or notations in its records relating to the master global note that represents such Notes (the “master note”), and such Notes have been delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Barclays Bank PLC, the indenture or the Notes (together with the indenture, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 11, 2026, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 11, 2026, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP, dated June 11, 2026, which has been filed as an exhibit to the report on Form 6-K referred to above.